Exhibit 10.3

AMENDMENT TO MASTER LEASE AGREEMENT

THIS AMENDMENT TO MASTER LEASE AGREEMENT (this “Amendment”) is made and entered into effective as of December 31, 2016 (the “Effective Date”), by and among certain Affiliates of MPT OPERATING PARTNERSHIP, L.P., as further described on the signature pages hereto (collectively, jointly and severally, “Lessor”), and certain Affiliates of STEWARD HEALTH CARE SYSTEM LLC, a Delaware limited liability company (“Steward”), as further described on the signature pages hereto (collectively, jointly and severally, “Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor and Lessee are parties to that certain Master Lease Agreement, dated as of October 3, 2016 (the “Master Lease”), pursuant to which Lessor leases to Lessee certain real property and improvements (including improvements consisting of multiple healthcare facilities), as more particularly described in the Master Lease; and

WHEREAS, the parties desire to amend and modify the Master Lease as hereinafter provided.

NOW, THEREFORE, in consideration of mutual covenants, conditions and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

1.    Capitalized Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Master Lease.

2.    Amendments. Notwithstanding any provisions of the Master Lease to the contrary, effective immediately, the parties hereby amend the Master Lease as follows:

(a)    New Defined Terms. Article I is amended to add the following as new defined terms and definitions under the Master Lease:

MPT Opco: MPT Sycamore Opco, LLC, a Delaware limited liability company.

Security Deposit: As defined in Section 9.3.

(b)    Restated Defined Term. Article I is amended to restate in its entirety the following defined term and definition under the Master Lease:

Allocated Deposit: As defined in Section 9.3

(c)    Accounting Standards. Article II is amended to add a new final sentence with the following text:

In the event that, prior to the expiration of the Fixed Term, Accounting Standards Update, Leases (Topic 842), or any other accounting standard or official pronouncement of United States generally accepted accounting principles is adopted, which causes this Lease not to be an operating lease as defined in Accounting Standards Codification Topic 840, then Lessor and Lessee shall discuss modifications to this Lease and potential alternative and additional security arrangements under this Lease and the other Obligation Documents.

(d)    Security Deposit.

(i)    New Section 9.3. Article IX is amended to add a new Section 9.3 with the following text:

9.3    Security Deposit. With respect to each Property, Lessee shall deposit with Lessor the amount in cash as described and allocated on Schedule 9.3 (each, the “Allocated Deposit” and collectively, the “Security Deposit”). Lessee hereby grants Lessor a security interest in and to the Security Deposit. The Allocated Deposit for each Property shall be held by Lessor as security for the performance by the applicable Facility Lessee of all obligations under this Lease to be performed by such Facility Lessee with respect to the applicable Property, and Lessee shall not be entitled to interest thereon unless required by applicable law. Lessor shall not be required to segregate the Security Deposit in a separate account and may commingle the Security Deposit with other assets of Lessor or its Affiliates. The Security Deposit is not an advance payment of rent or a measure of damages. Lessor may from time to time and without prejudice to any other remedy provided in this Lease or by applicable law, but subject to any applicable notice and cure periods, use all or a portion of the Allocated Deposit to the extent necessary, with respect to the applicable Property, to (i) satisfy past due Rent, or (ii) satisfy any other loss or damage resulting from the applicable Facility Lessee’s breach of this Lease, including such Facility Lessee’s failure to make any necessary or required repairs to the applicable Property. In the event that Lessor uses or applies all or any portion of the Allocated Deposit for a given Property pursuant to this Section 9.3, Lessee shall deposit with Lessor an amount sufficient to replenish the Allocated Deposit to its original amount within thirty (30) days following receipt of written demand from Lessor. Lessor shall return any unapplied portion of the Security Deposit to Lessee within forty-five (45) days after the latest to occur of: (a) the full and final payment of Rent, and all other amounts and obligations due hereunder; and (b) the expiration or termination of this Lease.

(ii)    New Schedule 9.3. A new “Schedule 9.3” is added to the Master Lease entitled “Security Deposit” in the form attached as Schedule 9.3 to this Amendment.

(e)    Insurance Proceeds. Section 14.1 is amended and restated in its entirety as follows:

14.1    Insurance Proceeds. Except for the proceeds from Lessee’s business interruption insurance policy which shall be paid to Lessee so long as Lessee continues to pay Rent to Lessor in accordance with the terms of this Lease, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII shall be paid to Lessor and held by Lessor in trust (subject to the provisions of Section 14.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable cost of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property, or any portion thereof (or in the event neither Lessor nor Lessee is required or elects to repair and restore), all such insurance proceeds shall be retained by Lessor, free and clear of trust, upon completion of any such repair and restoration except as otherwise specifically provided below in this Article XIV. All salvage resulting from any risk covered by insurance shall belong to Lessor and any salvage relating to Capital Additions paid for by Lessee as described in Section 10.2 or to Lessee’s Personal Property shall belong to Lessee.

(f)    Events of Default.

(i)    Section 16.1(h) is amended and restated in its entirety as follows:

(h)    if a “Major Event of Default” shall occur under and as defined in the Mortgage Loan Agreement or a monetary default shall occur under any other Obligation Document (other than this Lease) which is not waived in writing or cured within the cure period as provided therein; or

(ii)    Section 16.1(i) is amended and restated in its entirety as follows:

(i)    if (A) any monetary default or monetary event of default occurs with respect to any Material Obligation of any Facility Lessee or Guarantor which is not waived in writing or cured within the applicable notice and cure period provided by the document evidencing the Material Obligation or (B) any default or event of default occurs with respect to any financial covenant described in Section 6.12 of the ABL Credit Agreement which is not waived in writing or cured within the applicable notice and cure period provided under the ABL Credit Agreement; or

3.    Representations and Warranties. Each of the parties to this Amendment hereby represent and warrant to the other parties to this Amendment that (a) the execution and delivery of this Amendment and the obligations created hereby have been duly authorized by all necessary proceedings on its part, (b) it has full legal right, power and authority to enter into this Amendment and to incur the obligations provided for herein, (c) this Amendment constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditor’s rights or contractual obligations generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity; and (d) no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other person is required in connection with its execution and delivery of this Amendment or its consummation and performance of the transactions contemplated hereby.

4.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.    Ratification. Except as expressly amended hereby, the parties hereby confirm and ratify the Master Lease in all respects.

6.    Necessary Action. Each party shall perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Amendment.

7.    Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Amendment and the general rules of construction which would construe any provisions of this Amendment in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Amendment as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Amendment are hereby expressly waived by all parties to this Amendment.

8.    Governing Law. This Amendment shall be governed by and construed in accordance with the terms set forth in Section 40.12 of the Master Lease.

9.    Entire Agreement; Modification. This Amendment, including the exhibits attached hereto, and other written agreements executed and delivered in connection herewith by the parties, shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment, unless the severance of such provision would be in opposition to the parties’ intent with respect to such provision.

10.    Counterparts. This Amendment may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Intentionally left blank.]

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute this Amendment effective as of the Effective Date.

LESSOR:

MPT OF BRIGHTON-STEWARD, LLC
MPT OF BROCKTON-STEWARD, LLC
MPT OF TAUNTON-STEWARD, LLC
MPT OF METHUEN-STEWARD, LLC
MPT OF FALL RIVER-STEWARD, LLC

By:	MPT Operating Partnership, L.P.
Its:	Sole Member of each above-referenced entity

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Its:	Executive Vice President and CFO

[Signature page 1 of 2 to Amendment to Master Lease]

LESSEE:

STEWARD HOLY FAMILY HOSPITAL, INC.
MORTON HOSPITAL, A STEWARD FAMILY HOSPITAL, INC.
STEWARD GOOD SAMARITAN MEDICAL CENTER, INC.
STEWARD ST. ANNE’S HOSPITAL CORPORATION
STEWARD ST. ELIZABETH’S MEDICAL CENTER OF BOSTON, INC.

By:	/s/ Mark Rich
Name:	Mark Rich
Title:	Treasurer

[Signature page 2 of 2 to Amendment to Master Lease]

Schedule 9.3

Security Deposit

The “Allocated Deposit” for each of the Properties are as follows:

Property	Allocated Deposit
Good Samaritan	$1,668,627.32
Holy Family (Hospital)	$2,196,455.58
Morton	$1,498,360.82
St. Anne’s	$1,634,573.90
St. Elizabeth	$3,218,058.64

Schedule 9.3